Exhibit 99.1

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EDITED TRANSCRIPT

CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

EVENT DATE/TIME: SEPTEMBER 09, 2014 / 02:30PM GMT

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc - CFO

CONFERENCE CALL PARTICIPANTS

Karen Short Deutsche Bank - Analyst

Chuck Cerankosky Northcoast Research - Analyst

Stephen Grambling Goldman Sachs - Analyst

Kelly Bania BMO Capital Markets - Analyst

Irene Nattel RBC Capital Markets - Analyst

Ben Brownlow Raymond James & Associates - Analyst

Anthony Lebiedzinski Sidoti & Company - Analyst

Ronald Bookbinder The Benchmark Company - Analyst

Damian Witkowski Gabelli & Company - Analyst

Keith Howlett Desjardins Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2015 Casey’s General Stores earnings conference call. My name is Jasmine, and I will be your operator for today.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. And I would now like to turn the conference over to your host for today, Mr. Bill Walljasper. Please proceed.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning, and thank you for joining us to discuss Casey’s results for the quarter ended July 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin, I will remind you certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and in the 2014 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

I will take a few minutes to summarize the results of the first quarter, and then afterwards, we will open up for questions about our results and outlook. We were off to a good start towards achieving our goals in FY15. Diluted earnings per share for the first quarter were $1.34, compared to $1.43 for the same quarter a year ago.

The primary reason for the shortfall in earnings is due to the reduction in the value of renewable fuel credits, commonly known as RENs. Last year during this time, REN values reached record levels, resulting in RENs sold in Q1 of FY14 to reach $12.9 million.

During the first quarter of this fiscal year, the value of RENs sold were $5.7 million. This reduction in value represented approximately $0.12 on diluted earnings per share.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

We were able to offset a portion of this impact from strong sales gains throughout all categories. EBITDA for the quarter was up slightly to $129.9 million. Before we go over each category to give more detail on what is driving these results, I will remind everyone that we will release details of August same-store sales on Monday, September 15.

Despite the reduction in REN values mentioned previously, we experienced a favorable fuel margin environment for the quarter, resulting in a fuel margin of $0.196 per gallon. During this time, we sold approximately 12.5 million RENs at an average price of $0.46. This represented about $0.012 per gallon benefit to the fuel margin.

Our average margin for the past three fiscal years has been $0.158 per gallon, with RENs, and about $0.15 without RENs. Currently, RENs are trading around $0.50.

The fuel saver program continues to do very well. Same store gallons in stores participating in this program were up 3.5% in the first quarter, compared to approximately a 1.8% gain in stores outside of this program. The combination of these resulted in same-store gallon increase of 3% for the quarter.

Total gallons sold for the quarter increased 8.8% to 464.2 million gallons. The average retail price during this time was $3.46 per gallon, compared to $3.55 in the same quarter last year.

Sales in the grocery and other merchandise category were up nearly 13% to $478.6 million in the first quarter. Same-store sales were up 7.7%. Sales were strong across all areas of the category, especially beverages and cigarettes. Both experienced double-digit sales increases during the quarter, compared to a year ago.

The average margin in the quarter was above our goal, but was down slightly from a year ago, to 32.5%. Continued competitive pricing in our cigarette area was the primary reason for the decline in margin.

However, gross profit dollars were up nearly 10% within cigarettes, driving the overall gross profit dollars in the grocery and other merchandise category up 12.5%, to $155.7 million. We are pleased with the gains in the category, and anticipate continued revenue growth throughout the fiscal year, as we benefit from the continued rollout of our operational initiatives and new store openings.

The prepared food and fountain category continues its strong performance. Total sales were up 17.1% to $194.6 million for the quarter. Same-store sales in the quarter were up 11.1%, significantly ahead of our annual goal.

(technical difficulty) pressures, primarily from cheese and meats, are (technical difficulty) [59.9%], compared to 61.8% from the same quarter a year ago. Cost of cheese this quarter was $2.27 per pound, compared to $2.04 a year ago. Currently, the average cost of cheese is approximately $2.60 per pound.

Despite these cost pressures, we were able to lift gross profit dollars in this quarter [13.4% (technical difficulty). Offset a portion of the continued commodity pressures. We expect to implement additional price increases on selected products this fall.

Operating expenses for the quarter were up 13.1%, to $244.3 million. About 60% of this increase was due to a rise in wages, primarily related to operating 88 more stores this quarter [comparative] (technical difficulty), as well as from the expansion of our operational initiatives. Also due to the increase in fuel gallons sold and a 16% increase in credit card utilization this period, we experienced a $3.6 million rise in credit card fees.

Store level operating expenses for open stores not impacted by the initiatives were up approximately 5%. On the income statement, total revenue in the quarter was up 8.3% to $2.3 billion, due to an increase in the number of stores in operation this quarter compared to the same period a year ago, and the additional rollout of more operational initiatives to our stores. This was offset by lower retail fuel price.

The effective tax rate in the quarter decreased slightly from a year ago in the same period, to 37.3%, primarily due to a decline in unrecognized tax benefits from the prior year. We expect our effective tax rate to be between 36% and 37% for the fiscal year.

Our balance sheet continues to be strong. At July 31, cash and cash equivalents were $116.7 million, down from $121.6 million at the end of the fiscal year. Long term debt, net of current maturities, was $853.5 million, and shareholder equity rose to $771 million, up $51.1 million from the fiscal year end.

We generated $116.4 million in cash flow from operations. Capital expenditures for the quarter were $119.6 million, compared to $74.1 million a year ago in the same period.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

The increase was primarily due to the Stop-N-Go acquisition completed in May. We expect capital expenditures to increase as new store construction accelerates, and we close on the acquisitions mentioned in the press release.

This quarter, we opened 7 new store constructions, acquired 25 stores, and completed 4 replacement stores. We also have eight written commitments for acquisitions that we expect to close on in the near future. We are optimistic about the acquisition pipeline going forward.

Additionally, we have 35 new stores and 17 replacement stores under construction. We anticipate opening around 45 new store constructions by the end of the fiscal year. Our store count at the end of the fiscal — of the quarter was 1,837 stores.

In addition to the unit growth, we also converted 100 more locations to a 24-hour format, and 12 more stores to the pizza delivery program. We plan on adding a total of 80 stores to the pizza delivery program by the end of the fiscal year.

We also plan to complete 25 major remodels by the end of the fiscal year. We currently have six major remodels under construction. That completes our review for the quarter.

As I mentioned previously, we will release August same-store sales on Monday, September 15. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Karen Short with Deutsche Bank. Please proceed.

Karen Short - Deutsche Bank - Analyst

Hi, how are you?

Bill Walljasper - Casey’s General Stores Inc - CFO

Good, how are you, Karen?

Karen Short - Deutsche Bank - Analyst

Just wanted to talk quickly about prepared — the prepared food margins. You gave us the dairy price, or cheese price, so I can back into what that impacts — or how that impacts gross margins in the category. But I guess I’m surprised it was down as much as it was, given that you had taken the price increases in May. So maybe you can talk a little bit more about that?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, absolutely. As I mentioned, meat was also an issue for us in the quarter. When we look at meat and supply increases for the quarter, they were up nearly $3.5 million from the first quarter a year ago. So that, combined with the increased cost of cheese, offset by the price increase, will get you somewhere near the margin shortfall.

Karen Short - Deutsche Bank - Analyst

Okay. And what would the offset have been on the price increases?

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

(multiple speakers) Yes, the price increase was about a 2% price increase that we took.

Karen Short - Deutsche Bank - Analyst

Okay. And then I guess you had mentioned on the last call that you would give us an update, I guess on a couple of things. But the first would be Obamacare impact?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, you will probably see it. We are going to defer that until the next conference call. So we don’t have any details on the potential impact for that at this point.

Karen Short - Deutsche Bank - Analyst

Okay. And then, any ability to give us an update on the new DC, in terms of how it should impact operating expenses, I guess, for this year? And then the benefit into next year? Any color you can give there?

Bill Walljasper - Casey’s General Stores Inc - CFO

Don’t have any details for at this time, Karen. I can tell you that we did break ground on the distribution center here just last week. So that is on schedule for an early 2016 opening date. So as that starts to shape up, we will certainly give more color. But at this point, we are not in a position to do that.

Karen Short - Deutsche Bank - Analyst

Okay. And then just the last question. I know there was some discussion at your analyst day on doing some analysis on whether you would introduce your own fuel reward card. Anything — any updates on that?

Bill Walljasper - Casey’s General Stores Inc - CFO

We continue to look into that. We don’t have anything as far as moving forward with that. But we think there is opportunity in some of the outlying states, where we don’t have penetration in that Hy-Vee fuel saver program that we currently participate in. It won’t be necessarily to the magnitude that we have in the current fuel saver program, but we have not implemented anything at this point.

Karen Short - Deutsche Bank - Analyst

Okay. Thanks. I will get back in the queue.

Operator

Your next question comes from the line of Chuck Cerankosky with Northcoast Research. Please proceed.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, Bill.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning, Chuck.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Chuck Cerankosky - Northcoast Research - Analyst

If you’re looking at the price increases in prepared foods, how are customers responding to that? What changes do you see in their total purchases? Are you contemplating additional price increases, over time, to fully recover the cost inflation?

Bill Walljasper - Casey’s General Stores Inc - CFO

Good question. The price increases that we took May 1, we have not seen any type of elasticity in that, nor a push-back from the customer. Obviously, that is reflected in the same-store sales gains that we posted. Also, the customer traffic in the quarter was also positive.

Now, as I mentioned in the narrative there, we are anticipating to implement additional price increases later this fall. Haven’t decided exactly the time frame yet, but sometime in November, right now, we’re shooting for. It will not offset the complete impact of the commodity pressures that I discussed, but certainly, we think it will help (technical difficulty). We continually look at price increases, on a regular basis, for opportunities to drive margin, and this is just certainly an offshoot of that.

Chuck Cerankosky - Northcoast Research - Analyst

So you’re not seeing that people buying one less slice of pizza, or a smaller size drink, anything like that, as these have gone through?

Bill Walljasper - Casey’s General Stores Inc - CFO

No, we have not experienced that at this point yet. We’re still seeing that double-digit same-store sales increase with respect to the entire category. And probably it is even higher than that in the pizza category specifically, where a good portion of the price increases have been taken.

Chuck Cerankosky - Northcoast Research - Analyst

All right. And then switching to pizza delivery, have any more items been added to the menus that customers can have delivered?

Bill Walljasper - Casey’s General Stores Inc - CFO

No, not at this point, Chuck. The primary delivery is the pizza. We offer a couple smaller products, but we have been doing that for — since the onset.

Chuck Cerankosky - Northcoast Research - Analyst

All right. Thanks. Good quarter.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks, Chuck.

Operator

Your next question comes from the line of Stephen Grambling with Goldman Sachs. Please proceed.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Stephen Grambling - Goldman Sachs - Analyst

Hey, good morning.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning, Stephen.

Stephen Grambling - Goldman Sachs - Analyst

Thanks for taking the questions. So just talk about maybe the drivers of the 5% increase in in-store expenses? I think you said ex-initiatives. And how are you thinking about that kind of run rate going forward?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, that run rate has been tracking somewhere between 4% and 5%, Stephen. I don’t necessarily see that changing dramatically. I will point out that what we call the store base that is unchanged by operational initiatives. I will certainly point out that, even though there was a 5% increase in operating expenses in that group of stores, it also drove 6% same-store sales in the grocery and general merchandise category, and 9% in the prepared food category.

So those are performing very well. And so with those types of increases in that store group, you certainly would expect a little bit of the wage increase to offset some of that increased volume, plus utilities and credit card utilization. So all of those go into that.

Stephen Grambling - Goldman Sachs - Analyst

Okay, that’s helpful. And then, it looked like fuel margins were a little bit better than expected, even ex the RENs. Can you just talk about some of the industry dynamics there? I know this is something that is very difficult to forecast. But what do you think are some of the drivers of the better margin, I guess, more recently?

Bill Walljasper - Casey’s General Stores Inc - CFO

Our industry, it is a competitive industry. And there is a lot of different pressures, not only from a competitive landscape, but from a legislative landscape as well. And so we believe, and this has been going on, I think, since 2008, that to offset these pressures, our competition is offsetting those in the margin aspect of the gasoline.

And so I think what you experienced, or what we experienced, in the first quarter, since we do price with our competition, is that people were looking to offset and gain a little bit of margin with respect to the pressures in the industry. And so, given what we see going forward, with higher commodity costs being one of those pressures recently. But also, as Karen mentioned, the Obamacare that will be coming forward here in the near future, I think you will continue to see a higher margin level. I’m not sure what level that will be, but certainly that is the reason we think that we see inside the margin this quarter.

Stephen Grambling - Goldman Sachs - Analyst

Okay, that’s helpful. And then as a follow-up, if there are these pressures that are facing the industry, are you seeing anything changing in terms of the acquisition or M&A environment? And do you feel like you have the capacity, both in terms of manpower, given there is the — you’re breaking ground on a new DC, and integrating another acquisition right now? But also financially, if there are opportunities out there? Thanks.

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, to answer both of those, I would say yes, we have the ability to integrate, to continue to integrate acquisitions, and certainly the financial capacity. Our debt to EBITDA ratio is relatively low, and we have sizable capacity on the balance sheet, if the right opportunity presents itself.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Now, one of the things though, in our industry, there have been a few transactions, not in our market area, but in our industry, that had some very high multiples associated with those. And so that’s something that we are keeping our eye on. So especially in some of the larger chains, we are seeing a few higher expectations from a multiple standpoint. But from the smaller acquisitions that we normally do, multiples still are keeping in line in that 5 to 7 times trailing.

Stephen Grambling - Goldman Sachs - Analyst

Great. Thanks so much.

Operator

And your next question comes from the line of Kelly Bania with BMO Capital Markets. Please proceed.

Kelly Bania - BMO Capital Markets - Analyst

Hi, thanks. This is Kelly Bania from BMO Capital. Just a quick question on the margin in the grocery category. I think you guys have called out the cigarettes. Just curious if you could add a little more color there? Was that just some ongoing voluntary investment in price in cigarettes? Or is that stemming from the manufacturers? And was that regional, or was that broad-based? And then just your expectation for cigarette margins, going forward?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, the competitive pricing pressure I alluded to was relatively broad-based in our market. We certainly see in some of our states, like Missouri and Illinois, to be a little bit more competitive. And it is just more of a competitive move by our peers on pricing, and we typically follow the pricing in that regard. And so that was an offshoot. It wasn’t necessarily a manufacturer situation there.

It’s, again — and cigarettes are a competitive product, and so we want to make sure that we are competitive. It is a destination product. So we did see margin decline in the cigarette category in Q1, but that was offset by margin gains in other categories, like beer, for instance. We saw a nice margin gain there.

Kelly Bania - BMO Capital Markets - Analyst

Great. And then — yes, that’s helpful. And then just any comment on the operational initiatives? You walked through some of the numbers. And how those are progressing with both sales and expenses relative to your expectations and relative to the others that have already been converted over the last couple of years?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, we seem to be gaining a little bit more traction on, for instance, the major remodels. Now, we only have roughly 230 of those completed, and only 25 slated for this fiscal year. But we certainly are seeing an uptick in the performance of those, and a nice ROI gain. So that is something we will be focused on in future fiscal years.

The other operational initiatives are really coming in line with what we have seen in the past. The gains that we have mentioned, the 20%, 30% gains in revenue. But there is an offshoot. Obviously, the operating expenses will ramp up, as well, with those.

Kelly Bania - BMO Capital Markets - Analyst

And what do you think is driving the uptick in the performance of the remodels?

Bill Walljasper - Casey’s General Stores Inc - CFO

I think we are getting better — I think it’s that situation, we are getting better equipped to handle and choose the right fit for completing a remodel. And so I think we are choosing the locations that are better suited for that. So we are seeing a little bit stronger uptick in that regard.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Kelly Bania - BMO Capital Markets - Analyst

Got it. And then just wanted to check in on REN prices, and what your expectation is for the rest of the year? I think you guys were planning for a low teens price for the year, but it is obviously trending well above that. So just any change in your thoughts in forecasting that for the rest of the year?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, certainly, obviously, with the performance of the REN values in the first quarter, the expectation for RENs has escalated from what we originally had coming into the fiscal year. We don’t have a number to throw out your way, but obviously, it is going to be higher than what we anticipate. Right now, as I mentioned, they are trading around $0.50.

To put that in perspective — that could go any direction. But put it in perspective, what we are comparing to, last year in the second quarter, REN values averaged $0.65. And then it dropped in the third quarter to $0.28, and then ticked back up to $0.47 in the fourth quarter. So that is the comparisons that we have to go against, in that aspect of our business. So it will be interesting to see if the EPA will come out and make any announcements with respect to any type of blend wall requirements here coming later this fall.

Kelly Bania - BMO Capital Markets - Analyst

Great. Thank you.

Operator

And your next question comes from the line of Irene Nattel with RBC Capital Markets. Please proceed.

Irene Nattel - RBC Capital Markets - Analyst

Thanks. And good morning, everyone. Just on the cheese, from the tone of your — or your — all of your meats, from the tone of your commentary, I’m getting the sense that you are not currently hedged on a go-forward basis. Is that correct?

Bill Walljasper - Casey’s General Stores Inc - CFO

That is correct, Irene.

Irene Nattel - RBC Capital Markets - Analyst

So then presumably, the magnitude of the price increases that you are thinking about in November will really be — will be a reflection of what we see on pricing between now and then? Is that also reasonable?

Bill Walljasper - Casey’s General Stores Inc - CFO

I think that is reasonably accurate, yes.

Irene Nattel - RBC Capital Markets - Analyst

That’s great. Thank you. And then the other question was really about the whole gas margin issue. It sounds as though, putting aside whatever pluses or minuses there are due to gas price volatility, the bias on underlying margins is likely to remain to the upside. Is that the way you are thinking about it?

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

It would be hard for me to predict future gas margins. But given — I think it is reasonable that — a reasonable thought process, given the different challenges in our industry, and the propensity for our peers to offset those, I think there is certainly opportunities in underlying gas margin. But again, that is an ebb and flow thing that there is a lot of macro things that affect. And so it is hard to make accurate predictions in that regard.

Irene Nattel - RBC Capital Markets - Analyst

Understood. And then finally, could you just talk a little bit about the performance of your stores in some of the newer geographies?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, I’m glad you brought that up, Irene. When we look at some of the newer states, like Arkansas, Tennessee and Kentucky, and I think those are ones you’re referring to. North Dakota is a little bit early, since we don’t have — [just a call] on that acquisition. But the volumes that we see in those stores are significantly outpacing the volumes in our core states. We see gas volumes up 50% to 60% relative to the rest of the chain, and we also see a nice uptick inside the store.

Now obviously, with that type of gallon movement in those new states, we are taking market share from somebody. And as a — I guess a consequence of that, the — we have seen the competitive landscape tighten up with respect to the gas margin in those particular states. So the gas margin environment has been a little tight, relative to the rest of our chain. And consequently, that is creating a little disconnect with respect to our earnings contribution from those stores, relative to the operating expenses. Because operating expenses will ramp up immediately.

And keep in mind, over the past year, year and a half, about two-thirds of the stores that we have opened, including these new states, we have opened as 24 hour locations. So the operating expenses are even higher in those stores relative to some of the stores in the rest of our chain. So we are very optimistic about the volumes that we are seeing in the outlying states, and we think that the gas margin will certainly moderate. But it doesn’t necessarily deter us from those states.

So — but yes, we are continuing to plan expansion in those states. We will certainly be more cognizant of maybe different pockets of margin within those states where it might be a little more competitive. But that’s a quick 30,000-foot overview for you, Irene.

Irene Nattel - RBC Capital Markets - Analyst

And following up on that, Bill. If you were to take similar size store, similar size trading areas, would you say that the inside volume or sales level of these stores in the newer markets is higher than in your other comparable stores, comparable markets, comparable maturation point?

Bill Walljasper - Casey’s General Stores Inc - CFO

If you look at total inside, in the newer states — and granted, we — and keep in mind we only have a few years of experience or data on this, so I will caveat that. But if you look at the average of those states and inside, they are slightly above the average of our — of the other core states on inside sales, and significantly higher on gas volumes.

Irene Nattel - RBC Capital Markets - Analyst

That’s great. Thank you.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thank you.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Operator

And your next question comes from the line of Ben Brownlow with Raymond James. Please proceed.

Ben Brownlow - Raymond James & Associates - Analyst

Good morning, thanks for taking the question.

Bill Walljasper - Casey’s General Stores Inc - CFO

You bet, Ben.

Ben Brownlow - Raymond James & Associates - Analyst

Just wondering if there was any update on the implementation of an online pizza ordering system?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, really the update is that October, we are scheduled to start testing the online ordering. We will roll that out to a series of stores at that point, test it. And hopefully, it will be successful and we will continue that expansion. But it is right on pace right now to roll off later this fall in the test mode.

Ben Brownlow - Raymond James & Associates - Analyst

Great. And just one more for me. The — I know are you are going to release August trends or sales result for the month on Monday. But any color you can give us on either the fuel margin or quarter date, what you are seeing in terms of demand?

Bill Walljasper - Casey’s General Stores Inc - CFO

I will probably have to defer that until Monday. That —

Ben Brownlow - Raymond James & Associates - Analyst

Okay, great.

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, sorry, Ben.

Ben Brownlow - Raymond James & Associates - Analyst

No problem. Thanks, and congrats on the quarter.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Operator

(Operator Instructions)

Your next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Just wondering about the beer category. Can you talk about the same-store sales that you are seeing for beer? And also margins for the quarter, and what your expectations are for the rest of the fiscal year?

Bill Walljasper - Casey’s General Stores Inc - CFO

I won’t be able to give you the specific margin of the beer category. I can tell you that it is up, I would say significantly, in Q1 versus Q1 a year ago. As far as same-store sales go, with the beer category, it’s a high single digit number, that same-store sales. From a gross profit perspective, beer is up in the double digits, Q1 over Q1.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. That’s good to hear. And also, when I look at the number of RENs sold in this quarter, 12.5 million versus 12.6 million a year ago, and this is despite you guys actually selling more gallons. So just wondering if there is something that I should know? And how should I also think about the rest of the fiscal year, keeping in mind that there is seasonality in your business?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, I think the question — and I am going to paraphrase a little bit. You are looking for the number of RENs sold going forward?

Anthony Lebiedzinski - Sidoti & Company - Analyst

Right. And also just explain why your — the number of RENs was down slightly versus year ago, even though you did sell more fuel of — your same-store gallons were up versus last year?

Bill Walljasper - Casey’s General Stores Inc - CFO

And keep in mind, that same-store gallon is across the board, where RENs predominantly are gathered through the state of Iowa. And so really, it comes down to pricing differentials between products. And you may — our gallons may be up, and same-store gallons may be up, but it needs to be in that ethanol-based product for the RENs to be secured and then ultimately sold. And so that might be creating the disconnect that you’re looking at.

Now to answer your other question, as far as REN values, you’re right, there is some seasonality with gallon movement. Typically in Q1 and Q2, we sell more gallons than in Q3 and Q4, just because of the seasonality and discretionary driving season. But going forward, that 44 million to 46 million RENs in a year is probably a good number. Now the value, though, that could go any direction. We don’t have (multiple speakers) value. It may be a slight decrease in Q3 and Q4, relative to the first two quarters. But probably, from a ratio standpoint, it won’t be too dissimilar to what we experienced in the last fiscal year.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. All right. And just a couple of housekeeping items here. Can you just tell us, please, as far as the number of 24-hour locations that you have right now? And also the number of pizza delivery locations? And that will do it for me.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, 24 hours, as I mentioned, we added 100 more 24-hour locations in the first quarter. And so that brings us to about 825 24-hour locations in total. Now, that doesn’t mean that we have converted that many. We converted about 650 stores to 24-hours. But obviously, we opened stores as 24-hours and we acquire stores as 24-hours.

Pizza delivery, we added just 12 of those. So right now, we are about 365, roughly, pizza delivery stores.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Thanks very much.

Bill Walljasper - Casey’s General Stores Inc - CFO

Welcome.

Operator

And your next question comes from the line of Ronald Bookbinder with The Benchmark Company. Please proceed.

Ronald Bookbinder - The Benchmark Company - Analyst

Good morning.

Bill Walljasper - Casey’s General Stores Inc - CFO

Good morning, Ron.

Ronald Bookbinder - The Benchmark Company - Analyst

It seems, with a double-digit cigarette comp, you must be taking market share. Do you think maybe you’re being overly competitive on margin? Or what drove the cigarette comp?

Bill Walljasper - Casey’s General Stores Inc - CFO

Cigarettes for us, units certainly were up for us. And in total sales, cigarettes were up in double digits. And almost double-digit gross profit for the cigarette category, from gross profit dollars.

Now cigarettes for us, Ron, is a — what we deem to be a key item. And we will do pricing surveys on that product on a very regular basis, so I don’t think it is a situation where we are out of market in that regard. I mean, we are priced with our competition, if they seem to be a little bit more competitive in certain markets of our market territory. And so that is part of the reason that we have a little margin shortfall, but obviously made it up on unit volume.

Ronald Bookbinder - The Benchmark Company - Analyst

And on fuel, you have obviously been taking market share there also. Are your competitors installing a fuel saver type program? Or are they just letting you take this market share?

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

We are a relatively large player in the midwest, and certainly have an opportunity to provide a nice partnership with somebody on a fuel saver program. We do see other fuel saver programs in our market area. I can’t tell that you that there has been recent ones opening up that are impacting us in response to what we have put in place, nearly a year and a half ago. But certainly fuel saver programs are not uncommon in our industry. We are certainly — as I think Karen asked the question earlier, we are certainly looking to expand our fuel saver program within other markets, as well. So hopefully answered —

Ronald Bookbinder - The Benchmark Company - Analyst

And lastly, I think corn prices have been declining. Does that cause any sort of benefit to fuel margin? And how could it impact the economics of your market?

Bill Walljasper - Casey’s General Stores Inc - CFO

That is a good question. And we see the ebb and flows of corn prices, and have for quite some time, and it could mean a number of things. Obviously, with less expensive corn, that equates into the ability for farmers to have a lower cost to feed their livestock. So that may have effect in the future on meat prices, for instance. Certainly affects, however, the farmer, the farmer’s income. And — but we don’t believe that is going to have any type of necessarily dramatic impact. But we could see a net positive out of the drop in corn prices, relative to what I just mentioned. Corn goes into a number of other products, too, in the grocery category. Anything with corn syrup.

Ronald Bookbinder - The Benchmark Company - Analyst

Okay. Thank you.

Bill Walljasper - Casey’s General Stores Inc - CFO

You bet.

Operator

And your next question comes from the line of Damian Witkowski with Gabelli. Please proceed.

Damian Witkowski - Gabelli & Company - Analyst

Hi, Bill. Question on — remind me why your newer states do so much better on the gas fuel side than your core markets?

Bill Walljasper - Casey’s General Stores Inc - CFO

The stores that we put up in the newer states are a little bit larger populations that have a higher traffic count. And so consequently, you are seeing a higher fuel volume because of that, relative to the core states that may be in a lower populated store, maybe a less traffic count. We also have anywhere from six to eight pumps or islands in those stores. That could be a number of reasons.

Damian Witkowski - XGabelli & Company - Analyst

And again, in those markets, — your price you’re not the lowest, but middle of the way, in terms of where you stack on the competitive side of things?

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

It would still be the same pricing philosophy in those states as to our core states. What we do, we identify who we believe our competition is, and then check that competition throughout the day, and then price accordingly, changing our price accordingly. So we will match competition in our market areas.

Damian Witkowski - Gabelli & Company - Analyst

And has that competition — what you consider to be the competition, has it been changing a lot? If I look at supermarkets, they seem to be using fuel as a — have been, and I think continue to more aggressively, use fuel as a traffic driver. So is that changing a lot?

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say in the new states, we are seeing a response to our presence in those states, and it is a much more competitive retail pricing environment. And therein lies part of the reason that we are seeing lower margin — gas margin in those states, relative to our other states.

Damian Witkowski - Gabelli & Company - Analyst

Okay. And then just based on your comments about — and again, it is just what has been happening. But fuel margin versus cigarette margins, is it — have cigarettes become a more important traffic driver than gas prices?

Bill Walljasper - Casey’s General Stores Inc - CFO

I would say, when you look at fuel, fuel is always going to be the number one destination item in a convenience store, followed by cigarettes. I don’t think those necessarily flip-flopped at this point. But those are two key items that you definitely need to be competitive on to get to traffic coming to your store. Obviously for those products, and hopefully to sell other products as well.

Damian Witkowski - Gabelli & Company - Analyst

Okay. And then just lastly, on — you commented on the M&A marketplace, and you said that smaller deals to still trade in the 5 to 7 times EBITDA range. Can you just go deeper into what you — what is a larger deal? And then what kind of multiples are you seeing there, versus historical?

Bill Walljasper - Casey’s General Stores Inc - CFO

And a larger deal, for us — and I will try to explain that. Any time that you would — a larger deal, and that could be honestly, it could be anywhere from as low as 12 stores and up, where you have a broker involved that is marketing those. And there is competition for those sites, we typically see a higher multiple driven by that. And so we typically see that. And those tend to be in more metropolitan areas, larger sites, which consequently add more competition. So — and those multiples could run the gamut. But the smaller, the one-offs or the smaller chains, still in that 5 to 7 times.

Damian Witkowski - Gabelli & Company - Analyst

Okay. But you don’t want to talk about how — I’m just curious how much the larger chains go for? Is it a low double digits? Or is it still just high single digits?

Bill Walljasper - Casey’s General Stores Inc - CFO

Yes, that will run the gamut. It could be a very high single digit to a low double digit. And certainly we are diligent about that process, and we’re not going to grow just for growth’s sake. We want to make sure it has some thought process behind it.

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Damian Witkowski - Gabelli & Company - Analyst

Thanks so much, Bill.

Bill Walljasper - Casey’s General Stores Inc - CFO

Thanks, Damian.

Operator

And your next question comes from the line of Keith Howlett with Desjardins. Please proceed.

Keith Howlett - Desjardins Securities - Analyst

Yes, just wondering how the E-cigarette trends are in your store?

Bill Walljasper - Casey’s General Stores Inc - CFO

They certainly are gaining a little bit of traction. It is still a product that is relatively new to the C-store space. We had introduced them several years ago. It is a pretty small portion of our overall cigarette and tobacco area.

But they have stepped up a little bit. That whole category of E-cigarettes and vapor has stepped up a little bit. And so we will continue to watch it. And I noticed there are some reports that think that particular area of cigarettes or tobacco will grow. And if it does, we are positioned very well to grow with it.

Keith Howlett - Desjardins Securities - Analyst

And in terms of who is selling cigarettes in your core markets, a couple of the dollar chains have introduced cigarettes in the last couple of years, and CVS is getting out of cigarettes. Is any of that factor into your strong volume? Or is that really not a — none of that really is affected?

Bill Walljasper - Casey’s General Stores Inc - CFO

Not really the CVS. The CVS really are not in our market area. Even though they may have some locations within the states that we operate, they would be metropolitan locations, with very little overlap with our stores.

Predominantly, cigarettes are sold by convenience stores in our market areas, so that is our biggest competition. Dollar general stores have gotten into that, and we have tracked that subsequent to that time frame. And really haven’t seen any discernible change in our cigarette volumes in stores that overlap with those Family Dollar, Dollar General stores.

Keith Howlett - Desjardins Securities - Analyst

And as you go into some of your new markets in Arkansas and Tennessee that are larger population areas, how does that affect your — the success of your pizza offering, or does it affect it at all?

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SEPTEMBER 09, 2014 / 02:30PM GMT, CASY - Q1 2015 Casey’s General Stores Inc Earnings Call

Bill Walljasper - Casey’s General Stores Inc - CFO

Obviously, when you get into new states where your brand is not as well known, and in this particular case, our prepared food brand, there is a little bit longer process to get that product recognized by our customers. So that particular area of our business has ramped up a little slower than some of our core states when we opened new stores. But that is offset by a significant increase in the other aspects inside the stores. So when you look at the four wall sales, as we had talked about earlier, those are higher than — in the new states than the core states on new store openings. And so we anticipate there is opportunity to continue to ramp up that prepared food presence in those states.

Keith Howlett - Desjardins Securities - Analyst

Thanks very much.

Bill Walljasper - Casey’s General Stores Inc - CFO

You bet.

Operator

And there are no remaining questions at this time. I would like to turn the call back over to Mr. Bill Walljasper for closing remarks.

Bill Walljasper - Casey’s General Stores Inc - CFO

I would just like to thank everybody for joining us this morning. And again, just one last reminder that Monday, we will release same-store sales at 3:00 Central. Thank you, and have a good week.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. You all have a great day.

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